Continental Fuels to Employ Larger Tank Barges as Condensate Sales Continue to Expand - Additional Financing Commitments Secured

Port of Brownsville, Texas (June 11, 2007) As a result of the expansion of its light crude condensate sales, Continental Fuels, Inc. (OTC BB: CFUL, CNDI.F, CNDI.DE, CNDI.BE) will begin the employment of larger barges for its weekly deliveries.

Continental has also successfully negotiated an additional $2.5 million in accounts receivable financing, over and above the $2.0 million lines of credit previously secured and is also receiving accelerated payments on its sales to current buyers. “We are receiving payment for 80% of our sales within days of shipping,” explains Tim Brink, CEO of Continental Fuels. “These advance payments, coupled with the accounts receivable financing, provide for a better weekly turnover of our inventories and higher sales volume with a significantly reduced commitment of capital,” added Brink.

Continental has been able to increase its daily supply of North American condensate to over 6,000 barrels per day, unloading a steady flow of 200 barrel tank trucks at its 48,000 barrel Port of Brownsville, Texas storage facility.

“With this new financing facility and the increasing sales and supply contracts we have and continue to develop, Continental will be able to maximize the revenue generated from Brownsville,” summarized Continental CEO, Tim Brink. “These successes should allow Continental to rapidly expand the execution of its business plan to additional facilities and larger capacities.”

Continental Fuels, Inc. is a subsidiary of Universal Property Development and Acquisition Corporation (OTC BB: UPDA, UP1.F, UP1.BE, UP1.DE, UP1.MU, UP1.SG).

For further information, please visit www.continentalfuels.com.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or described pursuant to similar expressions.

Contact:
Continental Fuels
Jack Baker (Corporate Communications), 561-630-2977
info@continentalfuels.com